Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

Contact:	Amanda Butler
 for release:  July 30, 2008
201-791-7600

SEALED AIR REPORTS SECOND QUARTER 2008 RESULTS:

12% INCREASE IN SALES

Announces Cost Reduction and Productivity Program

ELMWOOD PARK, N.J., Wednesday, July 30, 2008 – Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share of $0.34 for the second quarter of 2008, which includes charges of $0.03 per common share related to the impairment of the Company’s investment in auction rate securities and $0.01 per common share related to the implementation of the Company’s global manufacturing strategy.  This compares with the second quarter of 2007 diluted net earnings per common share of $0.40, which included charges of $0.01 per common share related to the Company’s global manufacturing strategy.  Excluding these items, diluted net earnings per common share for the second quarter of 2008 would have been $0.38, compared with the second quarter of 2007 diluted net earnings per common share of $0.41.

Sealed Air’s net sales for the second quarter of 2008 increased 12% to $1.28 billion, compared with $1.15 billion for the second quarter of 2007.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We have achieved solid sales performance this quarter, implemented several price increases across our businesses and gained new business in our Food Packaging segment.  However, despite these efforts, our operating profit margin declined in the face of unforeseen and unprecedented increases in raw material and energy costs.  Year to date, we have incurred approximately $75 million in increased petrochemical-based raw material costs.  We have recovered approximately half of these costs year to date with our implementation of price increases.  These price increases, plus additional price increases to be implemented in the third quarter, will be fully in effect for the balance of the year.  As a result, by the fourth quarter, we expect to offset the year-over-year increases in that quarter’s raw material costs.

During the quarter, we remained focused on streamlining our operations, controlling expenses and optimizing our cash flow, which remains strong.  We repurchased approximately $58 million of our common stock and utilized $19 million for our quarterly dividend payment, resulting in $123 million returned to shareholders during the first six months of the year.  We also continued to invest in our growth and development programs.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“As a result of the continuing challenging economic conditions and to position ourselves for 2009, we are aggressively taking steps to manage our business through a combination of pricing actions, improved operating efficiencies and cost improvements.  We will implement a targeted cost reduction and productivity program consistent with our strategic and financial goals.  This program will be separate from our ongoing global manufacturing strategy.  This worldwide initiative will reduce our employment by 900 to 1,000, or approximately 5% of our workforce, and result in the closure or consolidation of some of our smaller facilities.  The majority of this program will be implemented by the end of 2008.  While we have not yet completed our analysis, on a preliminary basis we anticipate that pre-tax charges associated with this program will be between $50 and $60 million, which we expect will be incurred in the second half of 2008.  This program is expected to achieve annual savings of at least $50 to $60 million beginning in 2009.  Going forward, this program, combined with pricing initiatives and our previously announced global manufacturing strategy, will position us for significantly improved 2009 results.

We remain committed to our growth strategies, which capitalize on our strong global footprint, diverse product portfolio and high level of customer service.  We will continue to invest in innovation that leverages a number of favorable global trends that continue to drive our long-term business growth.”

Financial Highlights for the Second Quarter

•      Net sales increased 12% to $1.28 billion, compared with $1.15 billion for the second quarter of 2007.  The increase in net sales resulted from a $71 million favorable effect of foreign currency translation, a $23 million net effect from acquisitions and divestitures, $20 million from product price/mix and $19 million from unit volume growth.  Excluding the $71 million favorable effect of foreign currency translation, net sales would have increased 5%.

•      Cost of sales increased to $949 million compared with $822 million for the second quarter of 2007.  The increase was primarily due to the unfavorable effect of foreign currency translation of $51 million and the impact of higher average petrochemical-based raw material costs, which were approximately $37 million higher than the second quarter of 2007 and $7 million higher sequentially than the first quarter of 2008.

•      Gross profit increased to $330 million, or 25.8% of net sales, compared with $323 million, or 28.2% of net sales, for the second quarter of 2007.  The decrease in gross profit as a percentage of net sales was due to the impact of higher average petrochemical-based raw material costs.

•      Marketing, administrative and development expenses increased to $203 million compared with $189 million, but decreased as a percent of net sales to 15.9%, compared with 16.5% of net sales for the second quarter of 2007.  Excluding the $11 million unfavorable effect of foreign currency translation, these expenses would have been essentially flat for the second quarter of 2008 compared with the second quarter of 2007 reflecting tight control of expenses.

•      Operating profit decreased to $126 million, or 9.9% of net sales, compared with $134 million, or 11.7% of net sales, for the second quarter of 2007.  The decrease in operating profit was primarily due to the impact of higher average petrochemical-based raw material costs.

•      The Company recorded a $10 million pre-tax charge as a result of recognizing an impairment related to an other-than-temporary decline in the fair market value of some of its auction rate securities investments.

•      The Company’s effective income tax rate was 25.5% for the second quarter of 2008 compared with 31.3% for the second quarter of 2007 primarily due to a greater mix of foreign earnings and the benefits associated with the repatriation of certain foreign earnings.  The Company has lowered its expected full year effective income tax rate to 28.7% primarily due to the two items mentioned above.

Business Segment Review

Food Packaging Segment

The Company’s Food Packaging segment net sales for the second quarter increased 12% to $519 million compared with $463 million last year.  Excluding a $26 million favorable effect of foreign currency translation, segment net sales would have increased 7%.  The net sales growth primarily reflects the positive impact of unit volume growth in North America.  Operating profit for the second quarter was $57 million, or 11.0% of Food Packaging net sales, compared with $54 million, or 11.6% of net sales, in 2007.  The decrease in operating profit as a percentage of net sales was due to higher average petrochemical-based raw materials costs mentioned above.

Food Solutions Segment

The Company’s Food Solutions segment net sales for the second quarter increased 9% to $259 million compared with $238 million last year.  Excluding a $17 million favorable effect of foreign currency translation, segment net sales would have increased 2%.  The net sales growth primarily reflects moderate unit volume growth in North America and in the Asia-Pacific region, as well as moderate product price/mix growth in Europe.  The growth in net sales was partially offset by a decline in unit volume growth in Europe.  Operating profit for the second quarter was $18 million, or 7.1% of Food Solutions net sales, compared with $22 million, or 9.2% of net sales, in 2007.  The decrease in operating profit was primarily due to an increase in cost of sales, including the impact of higher average petrochemical-based raw materials costs mentioned above.

Protective Packaging Segment

The Company’s Protective Packaging segment net sales for the second quarter increased 6% to $392 million compared with $370 million last year.  Excluding a $19 million favorable effect of foreign currency translation, segment net sales would have been essentially flat. Operating profit for the second quarter was $49 million, or 12.6% of Protective Packaging net sales, compared with $50 million, or 13.5% of net sales, in 2007.  In addition to the impact of higher average petrochemical-based raw materials costs mentioned above, operating profit was unfavorably affected by lower unit volume due to ongoing challenging economic conditions.

Other Category

The Other category net sales for the second quarter increased 46% to $109 million compared with $75 million last year.  Excluding a $9 million favorable effect of foreign currency translation, Other net sales would have increased 34%.  This increase was primarily due to the acquisition of certain assets relating to Ethafoam® and related polyethylene foam product lines in November 2007, the acquisition of Alga Plastics in August 2007, and unit volume growth in the specialty materials business.  Operating profit for the second quarter was $2 million, or 2.1% of Other net sales, compared with $9 million, or 11.9% of net sales in 2007.  Operating profit was unfavorably affected by an interim supply and distribution agreement for the Ethafoam® product lines. This distribution agreement expires in May 2009, by which time the Company will transition to internal production.  In addition, operating profit was unfavorably impacted by higher average petrochemical-based raw materials costs mentioned above.

Global Manufacturing Strategy

During the quarter, the Company incurred $1.8 million of expenses relating to the implementation of its global manufacturing strategy.  This includes $1.3 million of operating expenses primarily recorded as cost of sales and an additional $0.5 million of restructuring charges.  This compares to $3.3 million of operating expenses in the second quarter of 2007, primarily recorded as cost of sales.

The Company’s capital expenditures for its global manufacturing strategy in the second quarter of 2008 were $19 million compared with $16 million in the second quarter of 2007.

Capital Expenditures

The Company’s total capital expenditures in the second quarter of 2008 were $55 million compared with $60 million in the second quarter of 2007.  The Company estimates its capital expenditures in 2008 to be in the range of $175 to $200 million, which includes $70 million related to the Company’s global manufacturing strategy.

Earnings Guidance

Sealed Air has revised its guidance and now expects its full year 2008 diluted net earnings per common share to be in the range of $1.41 to $1.51. This compares to its previously announced guidance range of $1.64 to $1.74.  This revised guidance includes charges of $6 million net of taxes, or $0.03 per common share, incurred relating to the impairment of auction rate securities and charges of $21 million net of taxes, or $0.11 per common share, expected to be incurred relating to its global manufacturing strategy.  This revised guidance does not reflect charges related to the cost reduction and productivity program.

Excluding the charges listed above, the Company now expects its full year 2008 diluted net earnings per common share guidance to be in the range of $1.55 to $1.65.  This compares to its previously announced range of $1.75 to $1.85.  This guidance also reflects updated assumptions of higher raw material costs and a reduced full year effective income tax rate.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (877) 627-6580 (domestic) or (719) 325-4889 (international).  Telephonic replay will be available beginning today at 4:00 p.m. (ET) and ending on Wednesday, August 6, 2008 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 9833458.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, or U.S. GAAP.  In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth diluted net earnings per common share excluding charges related to the impairment of auction rate securities held by the Company and charges related to the Company’s global manufacturing strategy.  It also sets forth full year 2008 diluted net earnings per common share guidance excluding auction rate securities impairment charges and global manufacturing strategy charges.  This guidance also does not reflect charges related to the Company’s cost reduction and productivity program.  Lastly, Sealed Air has presented changes in net sales, segment net sales and marketing, administrative and development expenses excluding the effects of foreign currency translation.  Presenting results and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted net earnings per common share, growth in net sales and measures of expense control, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; market conditions; the success of the Company’s growth, profitability and global manufacturing strategies and cost reduction and productivity program; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2008	2007	Change	2008	2007	Change

Net sales:
Food Packaging	$518.9	$462.6	12	$987.2	$899.8	10
Food Solutions	259.4	237.7	9	495.1	452.4	9
Protective Packaging	391.6	370.3	6	764.5	741.0	3
Other	108.9	74.8	46	209.4	146.9	43
Total net sales	1,278.8	1,145.4	12	2,456.2	2,240.1	10
Cost of sales	948.6	822.1	15	1,820.9	1,602.6	14
Gross profit	330.2	323.3	2	635.3	637.5	—
As a % of total net sales	25.8%	28.2%		25.9%	28.5%
Marketing, administrative and development expenses	203.3	189.0	8	389.7	366.9	6
As a % of total net sales	15.9%	16.5%		15.9%	16.4%
Restructuring and other charges (1)	0.5	0.2	#	2.5	0.6	#
Operating profit	126.4	134.1	(6)	243.1	270.0	(10)
As a % of total net sales	9.9%	11.7%		9.9%	12.1%
Interest expense	(30.3)	(35.1)	(14)	(65.7)	(70.8)	(7)
Gain on sale of equity method investment	—	—	—	—	35.3	#
Impairment of available-for-sale securities (1) (2)	(10.0)	—	#	(10.0)	—	#
Other (expense) income, net	(2.1)	8.5	#	(1.9)	13.1	#
Earnings before income tax provision	84.0	107.5	(22)	165.5	247.6	(33)
Income tax provision	21.4	33.6	(36)	42.1	46.7	(10)
Net earnings	$62.6	$73.9	(15)	$123.4	$200.9	(39)
As a % of total net sales	4.9%	6.5%		5.0%	9.0%
Net earnings per common share: (1)
Basic	$0.40	$0.46		$0.78	$1.26
Diluted	$0.34	$0.40		$0.67	$1.07
Weighted average number of common shares outstanding: (1)
Basic	158.0	160.0		158.9	160.0
Diluted	189.8	191.3		190.6	191.3

# Denotes a variance equal to or greater than 100%

(1) See Supplementary Information included in this release for further details of the Company’s restructuring and other charges and the reconciliation of the basic and diluted earnings per common share computations.

(2) In the second quarter of 2008, the Company recorded a $10.0 million pre-tax charge as a result of recognizing an impairment related to an other-than-temporary decline in the fair market value of some of the Company’s non-current auction rate securities investments.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per common share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Basic Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$62.6	$73.9	$123.4	$200.9
Denominator
Weighted average number of common shares outstanding - basic	158.0	160.0	158.9	160.0
Basic net earnings per common share	$0.40	$0.46	$0.78	$1.26
Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$62.6	$73.9	$123.4	$200.9
Add: Interest on 3% convertible senior notes, net of income taxes	1.9	2.0	3.9	3.9
Net earnings ascribed to common shareholders - diluted	$64.5	$75.9	$127.3	$204.8
Denominator
Weighted average number of common shares outstanding - basic	158.0	160.0	158.9	160.0
Effect of conversion of 3% convertible senior notes	12.8	12.5	12.7	12.5
Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock and non-vested restricted stock units	1.0	0.8	1.0	0.8
Weighted average number of common shares outstanding - diluted (1)	189.8	191.3	190.6	191.3
Diluted net earnings per common share	$0.34	$0.40	$0.67	$1.07

(1) In calculating diluted net earnings per common share, the Company’s calculation of the diluted weighted average number of common shares outstanding provides for: (1) effect of conversion of the Company’s 3% convertible senior notes due June 2033 in accordance with Emerging Issues Task Force, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which was discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and (3) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

U.S. GAAP diluted net earnings per common share	$0.34	$0.40	$0.67	$1.07
Net earnings effect resulting from the following: (2)
Gain on sale of equity method investment	—	—	—	(0.11)
Reversal of tax accruals, net and related interest	—	—	—	(0.18)
Impairment of available-for-sale securities (3)	0.03	—	0.03	—
Global manufacturing strategy and restructuring and other charges	0.01	0.01	0.03	0.02
Diluted net earnings per common share excluding the effect of the items above	$0.38	$0.41	$0.73	$0.80

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Items included are net of income taxes where applicable.

(3) See Note 2 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Operating profit:
Food Packaging	$57.0	$53.5	$113.2	$109.3
As a % of Food Packaging net sales	11.0%	11.6%	11.5%	12.1%
Food Solutions	18.3	21.8	35.2	41.2
As a % of Food Solutions net sales	7.1%	9.2%	7.1%	9.1%
Protective Packaging	49.3	50.1	90.7	103.6
As a % of Protective Packaging net sales	12.6%	13.5%	11.9%	14.0%
Other	2.3	8.9	6.5	16.5
As a % of Other net sales	2.1%	11.9%	3.1%	11.2%
Total segments and other	126.9	134.3	245.6	270.6
Restructuring and other charges (2)	0.5	0.2	2.5	0.6
Total	$126.4	$134.1	$243.1	$270.0
As a % of total net sales	9.9%	11.7%	9.9%	12.1%
Depreciation and amortization:
Food Packaging	$19.4	$19.1	$37.2	$38.5
Food Solutions	8.4	8.1	16.4	15.3
Protective Packaging	10.8	11.0	25.4	22.2
Other	4.4	3.1	8.7	5.9
Total	$43.0	$41.3	$87.7	$81.9

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

CAPITAL EXPENDITURES	$55.1	$59.5	$95.6	$110.4

(1) The 2008 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

(2) The restructuring and other charges by business segment were as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Food Packaging	$0.3	$0.1	$2.2	$0.1
Food Solutions	0.2	—	0.2	0.1
Protective Packaging	—	0.1	0.1	0.4
Total	$0.5	$0.2	$2.5	$0.6

  Restructuring and other charges in 2008 related to the Company’s multi-year global manufacturing strategy. Restructuring and other charges in 2007 related to the consolidation of the Company’s customer service activities in North America.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30,	December 31,
	2008(1)	2007

Assets
Current assets:
Cash and cash equivalents	$267.0	$430.3
Receivables, net	716.7	789.8
Inventories	655.1	581.7
Other current assets	139.2	134.3
Total current assets	1,778.0	1,936.1
Property and equipment, net	1,140.4	1,080.1
Goodwill	1,975.0	1,969.7
Non-current investments—available-for-sale securities	33.0	40.8
Other assets, net	455.2	411.6
Total assets	$5,381.6	$5,438.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$51.8	$36.5
Current portion of long-term debt	233.2	303.7
Accounts payable	319.4	316.3
Asbestos settlement liability and related accrued interest	689.5	670.9
Other current liabilities	408.9	414.2
Total current liabilities	1,702.8	1,741.6
Long-term debt, less current portion	1,375.8	1,531.6
Other liabilities	168.5	145.5
Total liabilities	3,247.1	3,418.7
Total shareholders’ equity	2,134.5	2,019.6
Total liabilities and shareholders’ equity	$5,381.6	$5,438.3

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.